FOR IMMEDIATE RELEASE

JMAR APPOINTS NEW CEO AND CHAIRMAN OF THE BOARD

– COMPANY NAMES DR. NEIL BEER PRESIDENT AND CEO, AND
CHARLES DICKINSON CHAIRMAN –

SAN DIEGO, California (April 12, 2006) – JMAR Technologies, Inc. (NASDAQ: JMAR), a leading developer of advanced laser technology, has appointed Dr. Neil Beer the Company’s new President and Chief Executive Officer. In addition, Charles Dickinson, who has served on the Company’s Board of Directors since 2001, has been elected the new Chairman of the Board.

Dr. Neil Beer has been a director of the Company for the past 15 years. He is a former Air Force General and business executive with more than 20 years experience developing and commercializing defense and industrial software and process control technologies. Dr. Beer replaces Ron Walrod, who has held this position since October 2002.

In addition to being the new Chairman of JMAR, Charles Dickinson also serves as the Chairman of LeCroy Corporation, a public company that specializes in the oscilloscope field. Mr. Dickinson replaces Dr. Vernon Blackman, who will continue as a member of the JMAR Board.

Dr. Beer brings critical team building skills and leadership to the Company at a time when its BioSentry water detection systems and its alliance with the FemtoTrace Corporation’s hazardous material detection systems are poised for installation at various industrial, pharmaceutical, cruise ship and homeland security sites. As previously announced, test versions of BioSentry have been installed at customer locations.

According to Dr. Beer, “In addition to accelerating the development of BioSentry, JMAR will continue its microscopy and nanotechnology programs, identifying potential partners and profitable markets for these products.”

Mr. Dickinson said, “We are confident that Dr. Beer will provide the strategic direction necessary to ensure the success of JMAR.”

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About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging more than a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Government. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its BriteLight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures and markets its BioSentry™ microorganism early-warning system and maintains a strategic alliance for the production of the READ chemical sensor for the homeland security, environmental and utility infrastructure industries.

Contacts:

JMAR Technologies, Inc.	The Investor Relations Group

Dr. Neil Beer Chief Executive Officer Phone: 858-946-6800	Katrine Winther-Olesen/Tom Caden IR/Media Relations Phone: 212-825-3210

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.